Exhibit 99.1

The LGL Group, Inc. Reports Second Quarter and First Half 2013 Financial Results

ORLANDO, FL, August 12, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and six months ended June 30, 2013.
Total revenues for the quarter ended June 30, 2013, were approximately $6,965,000, a decrease of 8.1% compared to revenues of $7,582,000 for the same period in 2012.  The Company reported a net loss of ($4,964,000), or ($1.91) per share, for the quarter ended June 30, 2013, compared with a net loss of ($215,000), or ($0.08) per share, for the same period in 2012.  The increase in net loss is primarily attributed to a one-time non-cash charge of ($4,135,000), or ($1.59) per share, to recognize a valuation allowance against our deferred tax assets, based on the guidance provided by U.S. GAAP.  Pre-tax net loss was ($829,000), or ($0.32) per share, for the quarter ended June 30, 2013, compared to ($326,000), or ($0.13) per share, for the same period in 2012.  Stock-based compensation expense was $143,000, or $0.05 per share, for the quarter ended June 30, 2013, compared to $89,000, or $0.03 per share, for the same period in 2012.
Total revenues for the first half of 2013, were approximately $14,363,000, a decrease of 2.7% compared to revenues of $14,756,000 for the same period in 2012. The Company reported a net loss of ($5,047,000), or loss per share of ($1.94), for the six months ended June 30, 2013, compared with a net loss of ($808,000), or loss per share of ($0.31), for the same period in 2012.  Pre-tax net loss for the first half of 2013 improved to ($1,125,000), or ($0.43) per share, compared to pre-tax net loss of ($1,185,000), or ($0.46) per share for the first half of 2012.
The decrease in revenues for first half of 2013 was primarily due to reduced demand from existing clients in our Internet Communications Technology ("ICT") market segment, offset by growth in our Aerospace and Defense ("Aero/Defense") market segment.
Gross margin for the second quarter 2013, was 25.7%, compared to 26.5% for the comparable period in 2012. The slight decrease in gross margin was due to an 8.1% decline in revenues offset by a more favorable product mix and margin improvement initiatives in 2013.  Gross margin for the first half of 2013 improved to 29.2%, compared to 24.4% for the same period in 2012.
The Company's order backlog improved to $9,070,000 at June 30, 2013, which was an 8.5% increase compared to $8,357,000 at March 31, 2013.  Accordingly, the Company's book-to-bill ratio was positive for Q2 2013.
Greg Anderson, LGL's President and CEO, said, "Although Q2 2013 was a difficult quarter, it is encouraging to see backlog growth, particularly in the Aero/Defense market segment.  Our engineering investments are also generating interest, particularly with our tunable filter platform, having introduced five new designs so far this year."  Mr. Anderson continued, "Our strategic review process is continuing as we analyze options to unlock the potential of LGL and our subsidiary, MtronPTI, while seeking to create value for stockholders."

Warrant Distribution Completed on August 6, 2013
In the context of the Company's ongoing strategic process, on August 6, 2013, the Company distributed warrants to purchase shares of the Company's common stock as a dividend to the holders of the Company's common stock as of 4:30 p.m., Eastern Time, on July 29, 2013.  Consistent with the terms of the warrant dividend announced on July 17, 2013, as follows: (i) each holder of the Company's common stock as of 4:30 p.m. ET on the record date, July 29, 2013, received five warrants for each share of common stock owned, (ii) the warrants are "European style warrants" and will only become exercisable on the earlier of (x) August 6, 2018, and (y) such date that the 30-day volume weighted average price per share, or VWAP, of the Company's common stock is greater than or equal to $15.00, and (iii) when exercisable, 25 warrants will entitle their holder to purchase one share of the Company's common stock at an exercise price of $7.50.  Once the warrants become exercisable, they may be exercised in accordance with the terms of a warrant agreement between the Company and the warrant agent until their expiration at 5:00 p.m., Eastern Time, on August 6, 2018.

The warrants were listed on the NYSE MKT on August 7, 2013, and are traded separately from the Company's common stock under the symbol "LGL WS".  The warrants, in aggregate, are exercisable for approximately 520,000 shares of the Company's common stock.  Frequently asked questions related to the warrant dividend are available on the Company's website, www.lglgroup.com/content/warrant-faq.

Working Capital Position and Share Repurchase Program
Cash and cash equivalents as of June 30, 2013, was $7,613,000, or $2.93 per share, and cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, improved to $7,546,000, or $2.90 per share, at June 30, 2013.
As previously announced, on August 29, 2011, the Company's Board of Directors authorized the repurchase of up to 100,000 shares of the Company's common stock.  Pursuant to that authorization, during the quarter ended June 30, 2013, the Company repurchased 10,806 shares for an aggregate cost of approximately $59,000, and an average price paid per share of $5.44.  As of June 30, 2013, the Company has repurchased 61,249 shares under this program.  The program has no expiration date and the Company may repurchase shares from time to time in the open market or through private transactions, at Management's discretion.  Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations, including a general limitation to 25% of the average daily trading volume based on the most recent prior four weeks.
Conference Call Scheduled for Tuesday, August 13, 2013, at 10:00 A.M. ET
An investor conference call is scheduled for Tuesday, August 13, 2013, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's second quarter 2013 earnings results, current business activities and strategy.

Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.  The participant code is LGLIR813.
To attend the event, participants are asked to click on the following link: Join the meeting.  Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR813; the entry code is: ATTEND.
About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems, as well as in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China, and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton, The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

REVENUES	$6,965	$7,582	$14,363	$14,756
Cost and Expenses:
Manufacturing cost of sales	5,177	5,575	10,173	11,152
Engineering, selling and administrative	2,606	2,297	5,286	4,695
OPERATING LOSS	(818)	(290)	(1,096)	(1,091)
Other (Expense):
Interest expense, net	(10)	(28)	(29)	(54)
Other expense, net	(1)	(8)	—	(40)
Total Other (Expense)	(11)	(36)	(29)	(94)
LOSS BEFORE INCOME TAXES	(829)	(326)	(1,125)	(1,185)
Income tax (provision) benefit	(4,135)	111	(3,922)	377
NET LOSS	$(4,964)	$(215)	$(5,047)	$(808)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,602,329	2,599,866	2,600,248	2,597,554
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(1.91)	$(0.08)	$(1.94)	$(0.31)
BASIC AND DILUTED PRE-TAX NET LOSS PER COMMON SHARE	$(0.32)	$(0.13)	$(0.43)	$(0.46)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)
	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$7,613	$8,625
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $45 and $79, respectively	3,960	4,350
Inventories, net	5,325	5,349
Deferred taxes	—	1,114
Prepaid expenses and other current assets	465	665
Total current assets	18,863	21,603
Property, plant and equipment, net	4,493	4,707
Other assets, net	344	3,283
Total assets	23,700	29,593
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to bank	881	1,249
Accounts payable	1,739	2,452
Other current liabilities	1,307	1,278
Total Liabilities	3,927	4,979
Stockholders' Equity	19,773	24,614
Total Liabilities and Stockholders' Equity	$23,700	$29,593